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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
OCTOBER 6, 1999
                                             Contact:           Jennifer Daniels
                                                           (941)533-1148 x. 1530
                                                              Email IR@palex.com
                                     Or, visit PalEx's Web Site at www.palex.com

                                                                       No. 99-18

             PALEX AND IFCO ANNOUNCE AMENDMENT TO MERGER AGREEMENT

     HOUSTON, Oct. 6, 1999--PalEx Inc. ("PalEx" or the "Company") (NASDAQ:PALX) and International Food Container Organization ("IFCO") announced today that they have executed an amendment to their previously announced merger agreement. The amendment modifies the form of consideration to be received by PalEx's shareholders and extends the termination date of the merger agreement to May 31, 2000.

     Under the terms of the amended merger agreement, PalEx's stockholders will receive merger consideration of $9.00 per share. Each PalEx stockholder may elect to receive the merger consideration in the form of cash or common stock of the combined enterprise, IFCO Systems N.V. ("IFCO Systems"), or in a combination of cash and common stock. The merger will be completed concurrently with an initial public offering by IFCO Systems on the Frankfurt Stock Exchange. ADRs or similar securities representing the IFCO Systems shares will also be listed on the Nasdaq National Market.

     The merger agreement provides that the $9.00 stock component in the merger will be determined based on the initial public offering price of IFCO Systems' shares. The total merger consideration for all of the shares of PalEx common stock is limited to not less than 40% in cash and not more than 60% in the form of IFCO Systems common stock. If PalEx stockholders in the aggregate elect to receive more than 40% of the total merger consideration in cash, then the maximum amount of cash consideration will be increased to up to 49% of the total merger consideration and the stock component of the consideration will be reduced by a corresponding amount.

     Vance Maultsby, PalEx's Chief Executive Officer, stated, "The revised structure of this transaction provides merger consideration in a form that is much easier for the marketplace to value. It also gives us greater flexibility in addressing the desires of some stockholders to receive some cash consideration and the interests of others to receive stock in the merged companies."

     Mr. Maultsby also stated, "We originally announced this transaction at the end of March and expected the merger to be completed in the second or third quarter. This schedule was not achieved due to complexities in structuring the cross-border transaction. The revised structure addresses these complexities, and we plan to file our proxy statement/prospectus with the U.S. Securities and Exchange Commission for its review within the next few days. Due to the time required for the SEC's review of our filing and anticipated uncertainties in the stock market toward the end of the year, we now expect to complete the merger and IFCO Systems' initial public offering by the end of the first quarter of 2000."
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     The merger is subject to completion of the initial public offering, stockholder approval, the listing of the securities to be issued to PalEx stockholders on the Nasdaq National Market and other customary conditions. In addition, PalEx may terminate the merger agreement if it is unable to satisfactorily modify its credit facility to address the new timetable anticipated for the merger and related IPO.

     IFCO owns and manages the leading returnable plastic container ("RPC") pool in Europe. It also has RPC operations in the U.S., Latin America and Japan. Started in 1992, the European pool now serves approximately 15,000 supermarket outlets in 15 countries in Europe. The pool, which now consists of approximately 50 million collapsible, reusable plastic containers, offers produce retailers and growers significant economic, logistical and environmental advantages over disposable packaging alternatives. IFCO leases the containers to producers, retrieves the empty containers from retail customers, washes and in some cases repairs the containers, and returns the cleaned containers to the producers. IFCO deploys the containers from a logistical system that includes 91 depots strategically located throughout Europe. Since 1993, IFCO's European revenues have grown from DM10 million to DM200 million in 1998, representing compound annual growth of 82 percent, all of which has been internally-generated.

     PalEx is North America's largest provider of new and recycled pallets and of reconditioned industrial containers, with 69 facilities in 23 states in the U.S. and seven provinces in Canada. It owns and operates the second-largest pallet rental pool in North America and is engaged in rental of industrial containers. PalEx reported revenues of $320 million in 1998 and $197 million in the six months ended June 27, 1999.

     IFCO Systems will include IFCO's European, U.S., Asian and Latin American returnable packaging operations and PalEx's North American pallet and industrial container operations. The merger will create a leading global provider of supply chain support services, with expected 1999 revenues of approximately U.S. $550 million. The new company will own and manage the leading rental pool of RPCs in Europe and a rental pallet pool in Canada. It will also be the largest provider of new pallets and pallet and container reconditioning services in North America. The combined enterprise intends to accelerate the rollout of existing early-stage IFCO RPC pools in the United States, Asia and Latin America. In addition, it plans to bundle other supply chain support services with the existing IFCO operations by designing and managing closed-loop logistics and materials handling systems for its customers.

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     This announcement may contain statements that may be deemed "forward-
looking" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, risks associated with closing the announced merger according to its terms, integrating the combined companies and achieving their operational and growth objectives. These include, without limitation, changes in national or international politics and economics, currency exchange rate fluctuations, changes in capital and financial markets, and the ability of the combined companies to effectively integrate their operations. Management believes the assumptions reflected in these statements are reasonable, but there can be no assurance that actual results will not differ materially from these expectations. This announcement should be read in conjunction with the filings made by the Company with the Securities and Exchange Commission during 1997 and 1998 and the filings that will be made relating to the planned merger. These filings disclose risk factors and other information that could cause actual results to materially differ from management's expectations.

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